Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Institutional Funds on Form N-1A (“Registration Statement”) of our report dated August 25, 2009 relating to the financial statements and financial highlights which appears in the June 30, 2009 Annual Report to Shareholders of DWS Enhanced Commodity Strategy Fund (formerly DWS Commodity Securities Fund), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 31, 2010